Exhibit 10.2

PROGENICS PHARMACEUTICALS, INC.
RESTRICTED STOCK AWARD AGREEMENT

RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of Date (the “Date of Grant”), between Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Name (the “Grantee”). Capitalized terms used herein but not defined shall have the meanings attributed to them in the Company’s 1996 Stock Incentive Plan (the “Plan”).

Pursuant to the Plan, the Company has authorized the execution and delivery of this Agreement. A copy of the Plan as in effect on the Date of Grant has been supplied to the Grantee, and the Grantee hereby acknowledges receipt thereof.

Section 1.    Restricted Stock Award. The Company grants to the Grantee, on the terms and conditions hereinafter set forth, a restricted stock award with respect to Number shares of the common stock of the Company, par value $.0013 per share (the “Restricted Stock”).

Section 2.   Vesting of Restricted Stock. Subject to Section 3 hereof, the Restricted Stock shall become vested and nonforfeitable based on the continued employment of the Grantee with the Company or a Subsidiary in accordance with the following vesting schedule:

Vesting Date	Number of Shares

          Section 3.   Termination of Employment. If Grantee’s employment with the Company or any Subsidiary is terminated prior to the occurrence of any otherwise applicable vesting date provided in Section 2 hereof, the Grantee shall (i) forfeit his interest in any shares of Restricted Stock that have not yet become vested, (ii) assign, transfer, and deliver any certificates evidencing ownership of such shares to the Company, and (iii) cease for all purposes to be a stockholder with respect to such shares.

          Section 4.   Rights as a Stockholder. Subject to the otherwise applicable provisions of this Agreement, the Grantee will have all rights of a stockholder with respect to shares of Restricted Stock granted to the Grantee hereunder, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

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          Section 5.   Restrictions on Transfer. Neither this Agreement nor any shares of the Restricted Stock covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee, otherwise than to the Company, unless as of the date of any such sale, assignment, transfer, encumbrance, hypothecation or pledge, such shares of Restricted Stock to be thus disposed of have become vested in accordance with Section 2 hereof. The certificate or certificates representing shares delivered pursuant to this Agreement shall bear a legend referring to the nontransferability or assignability of such shares pursuant to this Section, and a stop-transfer order against such certificate or certificates will be placed by the Company with its transfer agents and registrars. At the discretion of the Committee, in lieu of issuing a stock certificate to the Grantee, the Company may hold the shares of Restricted Stock in escrow during the period such shares remain subject to the vesting restrictions and other restrictions provided hereunder.

          Section 6.   Investment Representation. Upon acquisition of Restricted Stock at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the shares of Common Stock, the Grantee hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the shares of Restricted Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Grantee shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No shares of Restricted Stock shall be acquired unless and until the Company and/or the Grantee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Grantee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate for shares of Common Stock, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

          Section 7.   Changes in Common Stock. If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation or other change in corporate structure affecting the Common Stock, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Grantee and consistent with the terms of the Plan, cause an adjustment in (i) the number and kind of shares subject to the Award and (ii) any other terms of the Award that are affected by the event.

          Section 8.   No Right of Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue as an employee of the Company or any Subsidiary or to interfere in any way with any right of the Company to terminate the Grantee’s employment at any time.

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          Section 9.   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Grantee and the successors of the Company.

          Section 10.   Notices. All notices or other communications which are required or permitted hereunder shall be deemed sufficient if contained in a written instrument given by personal delivery, telex, telecopier, telegram, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

If to the Company, to:
Robert A. McKinney
777 Old Saw Mill River Road
Tarrytown, NY 10591

If to the Grantee, to:
Name
Address 1
Address 2
SS#

All such notices, advances and communications shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier, upon receipt of machine confirmation, and (c) in the case of mailing, on the third business day following such mailing.

          Section 11.   Construction. The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.

          Section 12.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding the choice of law rules thereof.

          Section 13.   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          Section 14.   Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

PROGENICS PHARMACEUTICALS, INC.

By:
Name: Ronald J. Prentki
Title: President

GRANTEE

By:
Name: